Exhibit 99.1

I.              COMPANY OVERVIEW

A.            Overview

Key Energy Services, Inc. is the largest land-based well service and workover company in the world, owning approximately 830 marketed well service rigs in the United States.  In addition, the Company also provides pressure pumping and fishing and rental tool services.  Key Energy operates in the following regions of the continental United States: Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana); Permian Basin of West Texas and Eastern New Mexico; Mid-Continent (including the Anadarko, Hugoton, Arkoma and Fort Worth Basins and the ArkLaTex region); Four Corners (including the San Juan, Piceance, Uinta and Paradox Basins); Eastern (including the Appalachian Basin); Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins); and California (the San Joaquin Basin).  The Company conducts international operations in Argentina and has an approximate 27% ownership in IROC Systems Corp. (TSEV: ISC) which conducts well service and other operations in Canada.

Key is a publicly traded company with a current market capitalization of approximately $1.6 billion.  Key’s stock currently trades on the pink sheets under the symbol KEGS, as a result of the NYSE’s delisting of the Company’s stock due to the delay in filing annual and quarterly reports as required by the SEC, and its stock price as of July 1, 2005 was $12.25 per share.  Over the previous 52-week period, Key’s stock traded in a range of $9.00 to $14.10.

Key rapidly consolidated the well servicing industry making over 100 acquisitions of primarily regional competitors since 1994.  Its largest acquisition was of Dawson Production Services (“Dawson”) in September 1998.  This acquisition strategy significantly changed the domestic well servicing industry.  As a result of its consolidation strategy, Key Energy is the leading rig-based onshore oil and natural gas well service provider in North America, with approximately 32% of the marketed U.S. onshore well service rig fleet.  In July 2002, the Company significantly broadened its product offerings through the acquisition of Q Services, Inc. (“Q”).  The acquisition bolstered the Company’s position in fluid hauling services, but also expanded the Company’s fishing and rental tool services as well as provided the Company with an entry into the U.S. pressure pumping market.

Areas of Current Operations

The Company provides a full range of well services, including rig-based services, oilfield transportation services, pressure pumping, fishing and rental and other ancillary oilfield services necessary to maintain and workover producing oil and natural gas producing wells.  Rig-based services include: maintenance of existing wells, completion of newly drilled wells, workovers of existing wells, recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives.  During the March 2005 quarter, well servicing accounted for approximately 81% of the Company’s revenues while pressure pumping and fishing and rental services accounted for approximately 11% and 8%, respectively.

Services	1Q 2005 Revenue
• Well Services • Well Service Rigs • Oilfield Transportation • Other • Pressure Pumping Services • Fishing and Rental Services

The primary macroeconomic driver of Key’s financial performance is the oil and gas exploration and production industry’s long-term expectations for oil and gas prices, which in turn drives capital investment.  In particular, as one of the largest onshore well services companies, Key benefits directly from on-shore oil and gas exploration and production activity in the regions it serves.  Market conditions have been very strong in recent years in essentially all of Key’s markets.  Moreover, the continued high gas price environment has driven the demand for services such as pressure pumping, recompletions and workovers, as E&P companies have focused on more technical and capital intensive drilling and completion projects in new technical plays or in redeveloping older producing areas.

Pricing is improving in the United States, and Key believes that its ability to achieve price increases has improved its profitability in the past year. The Company has been approached about adding incremental capacity.  In some cases, customers are requesting that Key take existing rigs out of inventory and remanufacture the rigs for deployment on specific projects. Although the demand for such activity is limited, the Company views this as a positive development.  Pricing for these projects is expected to be better than current market levels.

B.            Structure of Key’s Major Subsidiaries

C.            Businesses Lines

Well Servicing

Key’s well service business is the primary driver of earnings. The well service business consists of maintenance, workover, completion, and plugging and abandonment services. Maintenance activity is estimated to account for the majority of well service revenue. This ongoing business is very short term in contract length; however, it provides for a relatively steady income stream as oil and gas producers try to maintain their wells even in periods of depressed commodity prices.  Workover services are more complicated and higher margin projects that can run from a few days to several months. Workover services require the use of the well service rig and fluid handling equipment, and can involve major repairs or modification operations. Completion services encompass casing perforation, well stimulation, and well testing, and are often performed by well service rigs to minimize expenses. Moreover, well service rigs also perform plugging and abandonment services at the end of a producing well’s life.

Key was a consolidator in the well service industry during the 1990s, acquiring more than 100 companies.  Historically, the well service industry has been highly fragmented, dominated by mom-and-pop organizations, and has been highly competitive.  Because of Key’s consolidation strategy and because the two leading companies (Nabors Industries and Key) maintain just over 50% of the market, the well service rig business has become more attractive with greater pricing power than in previous cycles.

Key conducts onshore well servicing operations in many of the most active producing regions in the continental United States.  Specifically, Key is active in the Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana), Permian Basin of West Texas and Eastern New Mexico, Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins, the Fort Worth Basin and the ArkLaTex region), Four Corners (including the San Juan, Piceance, Uinta and Paradox Basins), Eastern (including the Appalachian Basin), Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins), and California (the San Joaquin Basin). In addition, Key currently has drilling and well service operations internationally in Argentina and owns an approximate 27% ownership interest in IROC Systems Corp. (TSEV: ISC) which conducts well service operations in Canada.  Key expects much of its growth to come from these international markets, and is currently working to expand its services to Mexico.

Key has continued to rebuild its well service fleet in the past several years, widening the gap between the Company and its competition.  During the past few years, the Company has embarked on an aggressive strategy to upgrade its well service fleet.  This has included the remanufacturing of nearly 100 rigs since early 2003.  The Company has performed the majority of its rig remanufacturing program in-house in its three company-owned remanufacturing centers.  The Company estimates that the average cost of remanufacturing a well service rig is between $300,000 and $400,000.  Comparatively, the Company estimates that to buy a new well service rig would cost approximately $600,000 to $1.0 million, depending on the size of the rig.  At this point, the Company believes it is more economical to remanufacture its existing fleet.  At an average cost of between $300,000 and $400,000, the economics of refurbishing well service rigs greatly outweighs building new units, in the Company’s opinion.  Also, the time to remanufacture a rig internally is believed to be faster than obtaining a new rig from one of the rig manufacturers.  Delivery of an internally remanufactured rig takes approximately 60 - 90 days while new rigs generally require substantial lead time.

Key uses its well service rig fleet to perform four major categories of rig services for oil and natural gas producers.  In addition, Key provides oilfield transportation services and ancillary services, which are closely aligned with services provided by its well service fleet.

a.     Maintenance Services

Key provides the well service rigs, equipment and crews for maintenance services, which are performed on both oil and natural gas wells, but which are more commonly required on oil wells. While some oil wells in the United States flow oil to the surface without mechanical assistance, most require pumping or some other method of artificial lift. Oil wells that require pumping characteristically require more maintenance than flowing wells due to the operation of the mechanical pumping equipment.  Few natural gas wells have mechanical pumping systems in the wellbore, and, as a result, maintenance work on natural gas wells is less frequent.

Maintenance services are required throughout the life of most producing oil and natural gas wells to ensure efficient and continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing inoperable pumping equipment in an oil well or replacing defective tubing in an oil or natural gas well, and removing debris such as sand and paraffin from the well. Other services include pulling the rods, tubing, pumps and other downhole equipment out of the wellbore to identify and repair a production problem.

Maintenance services are often performed on a series of wells in proximity to each other and typically require less than 48 hours per well to complete. The general demand for maintenance services is closely related to the total number of producing oil and natural gas wells in a geographic market and maintenance services are generally the most stable type of well service activity.

b.     Workover Services

In addition to periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called “workovers.” Workover services are performed to enhance the production of existing wells. Such services include extensions of existing wells to drain new formations either through deepening wellbores to new zones or by drilling horizontal lateral wellbores to improve reservoir drainage patterns. In less extensive workovers, Key’s rigs are used to seal off depleted zones in existing wellbores and access previously bypassed productive zones. The workover rigs are also used to convert former producing wells to injection wells through which water or carbon dioxide is pumped into the formation for enhanced recovery operations. Other workover services include: major subsurface repairs such as casing repair or replacement, recovery of tubing and removal of foreign objects in the wellbore, repairing downhole equipment failures, plugging back the bottom of a well to reduce the amount of water being produced with the oil and natural gas, cleaning out and recompleting a well if production has declined, and repairing leaks in the tubing and casing. These extensive workover operations are normally performed by a well service rig with a workover package, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers depending upon the particular type of workover operation. Most of Key’s well service rigs are designed for and can be equipped to perform complex workover operations.

Workover services are more complex and time consuming than routine maintenance operations and consequently may last from a few days to several weeks. These services are almost exclusively performed by well service rigs.

c.     Completion Services

Key’s completion services prepare a newly drilled oil or natural gas well for production. The completion process may involve selectively perforating the well casing to access producing zones, stimulating and testing these zones and installing downhole equipment. Key typically provides a well service rig and may also provide other equipment such as a workover package to assist in the completion process. However, during periods of weak drilling rig demand, some drilling contractors may compete with service rigs for

completion work.   Also, for some completion work on natural gas wells, coil tubing units can be used in place of a well service rig.

The completion process typically requires a few days to several weeks, depending on the nature and type of the completion, and generally requires additional auxiliary equipment that can be provided for an additional fee. The demand for well completion services is directly related to drilling activity levels, which are highly sensitive to expectations relating to, and changes in, oil and natural gas prices. As the number of newly drilled wells decreases, the number of completion jobs correspondingly decreases.

d.     Plugging and Abandonment Services

Well service rigs and workover equipment are also used in the process of permanently closing oil and natural gas wells at the end of their productive lives. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment. The services generally include the sale or disposal of equipment salvaged from the well as part of the compensation received and require compliance with state regulatory requirements. The demand for oil and natural gas does not significantly affect the demand for plugging and abandonment services, as well operators are required by state regulations to plug a well that is no longer productive. The need for these services is also driven by lease and/or operator policy requirements.

e.     Oilfield Transportation Services

Key provides oilfield transportation services, which primarily include liquid/vacuum truck services and fluid transportation and disposal services for operators whose wells produce saltwater and other fluids, in addition to oil and natural gas.  In addition, Key is a supplier of frac tanks which are used in conjunction with the fluid hauling operations.

Fluid hauling trucks are utilized in connection with drilling and workover projects, which tend to produce and use large amounts of various oilfield fluids.  Fluid hauling companies transport fresh water to the well site and provide temporary storage and disposal of produced salt water and drilling/workover fluids.  These fluids are picked up at the well site and transported for disposal in a salt water disposal well.  In addition, Key provides equipment trucks that are used to move large pieces of equipment from one wellsite to the next and operates a fleet of hot oilers which are capable of heating pumped fluids that may be used to clear restrictions in a wellbore.  Demand and pricing for these services are generally related to demand for Key’s well service and drilling rigs.  Fluid hauling and equipment hauling services are typically priced on a per barrel or per hour basis while frac tank rentals are typically billed on a per day basis.

f.      Ancillary Oilfield Services

Key provides ancillary oilfield services, which include among others: electric wireline operations (conveying tools and information); well site construction (preparation of a wellsite for drilling activities); roustabout services (coordination of equipment and supplies from an offshore rig to the shore base); foam units (drilling technique using air or gas to which a foaming agent has been added); and air drilling services (drilling technique using compressed air).  Demand and pricing for these services are generally related to demand for Key’s well service operations.

2.     Fishing and Rental Services

Key’s fishing and rental services division provides services to major and independent oil and natural gas production companies primarily in the Gulf Coast, Mid-Continent, and Permian Basin regions of the United States. Fishing services involve recovering lost or stuck equipment in the wellbore and a “fishing tool” is a tool designed to recover that equipment lost in the well.  The fishing tool supervisors who often manage the fishing process have extensive experience with downhole problems.  In addition, Key offers a full line of services and equipment designed for use both on land and offshore.  The rental tool inventory consists of tubulars, handling tools, pressure-control equipment and a fleet of power swivels.  During 2003, Key’s primary fishing and rental tool operations operated under the names Quality Tubular Services and Landmark Fishing and Rental Tools.  Key combined those operations effective January 1, 2004 and now operates as Key Energy Fishing & Rental Services.  Additionally, Key expanded its fishing and rental services’ operations to the Rocky Mountain region in the summer of 2004 through the opening of a facility in Colorado.

3.     Pressure Pumping Services

Key Energy Pressure Pumping Services provides stimulation services and cementing services.  Stimulation services include fracturing, nitrogen services, and acidizing.  These services are provided to oil and natural gas producers and are used to enhance the production of oil and natural gas wells from formations which have restricted flow of oil and natural gas.  In the fracturing process, Key typically pumps fluid into a cased well at high pressure in order to fracture the formation and thereby increase the flow of oil and natural gas.  With its cementing services, Key pumps cement into a well between the casing and the wellbore. Key offers a full complement of acidizing technology, fracturing technology, nitrogen technology and cementing technology services.  With over 110,000 horsepower in cementing and stimulation equipment at March 31, 2005, Key is a mid-sized provider of pressure pumping services based on available industry data at that date.  Key’s pressure pumping services are provided in the Permian Basin, the San Juan Basin, the North Texas region and the Mid-Continent region.  The Company also provides cementing services in California.

In February 2004, Key expanded its pressure pumping operations through the acquisition of Fleet Cementers, Inc., a wholly owned subsidiary of Precision Drilling Corporation, for approximately $20 million in cash. Fleet Cementers provided pressure pumping services, including cementing, fracturing, acidizing, coil tubing pumping and nitrogen pumping with operations in California and Texas. In connection with the Fleet acquisition, Key relocated certain of the Fleet assets to the Barnett Shale region of North Texas.  In late 2004, Key expanded its pressure pumping operation with the purchase of approximately 12,000 horsepower of new pressure pumping equipment and in February 2005 Key announced its plans to further expand this business through the purchase of an additional 13,000 horsepower which it expects to take delivery of during the fall of 2005.  Key estimates that once it takes delivery of the new equipment, it will have pressure pumping capacity of over 125,000 horsepower.

4.     Contract Drilling

Until January 2005, Key provided contract drilling services to major oil companies and independent oil and natural gas producers onshore in the continental United States in the Permian Basin, the Four Corners region, the Northeast, and the Rocky Mountains and internationally in Argentina; however, on January 15, 2005 Key completed the sale of the majority of its contract drilling assets, which included the drilling rigs and associated equipment in the Permian Basin, Four Corners and certain rigs from the Rocky Mountain region.  In consideration of the sale, the Company received approximately $62 million in cash and retained net working capital of approximately $10 million.  The sale included approximately 25 active rigs and 10 stacked rigs as well as a number of rigs which had been classified as either scrap or salvage during the Restatement process.  Prior to the sale, Key’s drilling rigs varied in size and capability and in some cases included specialized equipment. The majority of Key’s drilling rigs was equipped with mechanical power systems and had depth ratings ranging from approximately 4,500 to 12,000 feet. The Company operated one drilling rig with a depth rating of approximately 18,000 feet.

Key continues to provide limited contract drilling services to oil and natural gas producers onshore in the continental United States in the Northeast, the Powder River Basin of the Rocky Mountains and

internationally in Argentina.  The existing contract drilling services are primarily provided under standard dayrate, and, to a lesser extent, footage or turnkey contracts, although Key’s coal bed methane drilling rigs in the Powder River Basin are typically priced on a footage basis.  The remaining drilling rigs vary in size and capability. The Argentina drilling rigs are equipped with mechanical power systems and have depth ratings ranging of approximately 10,000 feet, although one rig can drill up to approximately 15,000 feet.  The coal bed methane drilling rigs have depth ratings between 1,200 to 1,800 feet.  Like workover services, the demand for contract drilling is directly related to expectations relating to, and changes in, oil and natural gas prices which in turn, are driven by the supply of and demand for these commodities.

For reporting purposes, the contract drilling financials will be reported within the Well Service segment.

D.            Business Strategy

1.     Focus on Core Businesses

During 2004, Key commenced a detailed review of its operations with the purpose of identifying businesses that were either non-core to the Company’s production services platform or were underperforming relative to its other operations.  In the course of this review, the Company determined that its domestic contract drilling assets located primarily in the Permian Basin and San Juan Basin, including two active rigs from Key’s Rocky Mountain division, did not fit with its production services strategy.  Further, these rigs had not performed well during the 2003 or 2004 period, a time in which many U.S. drilling contractors were experiencing strong improvement in operating results.  Key attributes its underperformance in this business to the markets in which it was located, the size and depth capabilities of its rigs and the age of its drilling fleet.  The Company determined that for it to be successful in this business, it would need to devote significant resources to that business.  Key did not, however, believe this was an appropriate allocation of resources as the Company was a small player in the fragmented contract drilling market and had other business units that could provide better returns to its shareholders.  As a result of this review, Key divested the majority of its contract drilling assets for $62 million in January 2005.

Key continues to provide limited contract drilling services in three regions: the Powder River Basin of Wyoming, the Appalachian Basin of West Virginia and Argentina; however, the Company’s is currently evaluating the sale of its Eastern division (discussed below), which would include the drilling rigs in that division.  Key intends to keep the Argentina drilling assets as that business is an integral part of its Argentina operations.

During 2004, Key also commenced a review of its Eastern division.  This division provided well servicing, fluid hauling services, contract drilling services and wireline services in the Appalachian Basin of West Virginia and Pennsylvania, as well as well servicing and fluid hauling services in the Michigan Basin.  This division has performed poorly, generating pre-tax losses during the last few years.   Additionally, Key believes that this market does not provide strategic value to its shareholders because none of its major customers operates in the region, the business is highly seasonal due to weather impacts and restrictions during the winter months and the market is fragmented.  On May 17, 2005, the Company sold its Michigan assets for approximately $6.5 million.

In addition, on August 28, 2003, Key sold its oil and natural gas properties for approximately $19.7 million in cash.  The Company received net cash proceeds of approximately $7.2 million after repaying its volumetric production payment, unwinding related hedge arrangements and other related costs.  As a result of the sale, Key treated its oil and natural gas production business as a discontinued operation for all periods.

2.     Selectively Expand Internationally

Key is evaluating ways in which it can expand internationally.  The Company’s objective is to redeploy idle assets to international markets first; however, it will also consider strategic international acquisitions in order to establish a presence in a particular market, if appropriate.  Key has evaluated a number of international markets and its top two priorities are Canada and Mexico.  Long term, the Company believes opportunities may exist in the Middle East and Latin America.  Key presently operates in Argentina.  Its contract in Egypt expired on June 30, 2005, and it has not been extended.  Key is preparing to return the rigs to the United States this summer.

3.     Become a Technology Leader

Key has invested, and will continue to invest, in technology projects that improve operating efficiencies for both the Company and its customers, improve safety performance of its well service rigs and fluid hauling vehicles, and provide opportunities for additional revenue.  During the past few years, the Company has invested in a number of technology projects, including the development of a work management system, the deployment of a financial reporting system and the implementation of wireless communication and GPS technology on its fluid hauling operations.  These initiatives are designed to enhance Key’s ability to maximize equipment utilization, improve management reporting capabilities, and increase operating leverage.  In addition, Key began deployment of its proprietary well service technology in 2003.  The KeyView® system captures well-site operating data allowing customers and the Company to monitor and analyze information about well servicing.

As of June 30, Key operates approximately 150 KeyView® system units and anticipates marketing an additional 50 units by end of the year.  The KeyView® system is expected to increase the Company’s and its customers’ visibility into activities at the wellsite.  Through this technology, Key expects to (i) be able to ensure proper rod and tubing make-up which will result in reduced down hole failures, (ii) improve efficiency through better logistics and planning, and (iii) improve safety.  The Company believes that this system will provide it a competitive advantage as KeyView® is a patented technology, which no other well service company is believed to have.

In addition, during 2003 Key commenced, and in late 2004 completed, the rollout of its new work management system (“KeyOps™”) which is used to manage its ordering, ticketing, and invoicing processes.  Specifically, the KeyOps™ system will eventually allow Key to electronically dispatch equipment and expedite the ticketing and billing process.  The Company anticipates the KeyOps™ system will improve accounts receivable turnover and allow it to better manage its equipment utilization.

4.     Strengthen Market Position through Opportunistic Acquisitions

Key has historically grown through acquisitions. The Company believes that additional niche acquisitions in its fishing and rental services and pressure pumping operations are possible as it seeks to expand those product lines.  Key will also evaluate international acquisitions so that it can obtain a platform in a particular international market and then use that platform to organically grow through the introduction of its idle assets to that market.

5.     Enhance Employee Training

Key devotes significant resources to the training and professional development of its employees with a special emphasis on safety. The Company currently owns and operates two training centers in Texas.  In addition, in conjunction with local community colleges, Key utilizes four training centers in California, New Mexico, Oklahoma and Wyoming.  The training centers are used to train and develop Key’s employees’ understanding of operating and safety procedures. The Company recognizes the historically high turnover rate in the industry and is committed to offering compensation, benefits and incentive programs for its employees that are attractive and competitive in the industry, in order to ensure a steady stream of qualified, safe personnel to provide quality service to its customers.

6.     Improve Balance Sheet

One of Key’s primary objectives since the rollup of the well servicing industry in the late 1990’s has been to reduce debt through select equity offerings, proceeds from assets sales and cash flow from operations.  Net debt has significantly declined since March 31, 1999.  Key completed the sale of a portion of its contract drilling assets and received approximately $62 million in cash on January 15, 2005 and as of June 22, 2005, the Company’s cash and short term investments totaled approximately $77 million.  Key intends to keep a large cash position until it is current with its filings with the Securities and Exchange Commission.  While the Company plans to continue to reduce debt with its operating cash flow, it does not intend to sacrifice growth opportunities, whether they are acquisitions or additional capital expenditure needs, in order to repay debt, if those growth opportunities offer a higher return to shareholders.  Key will, however, evaluate opportunities to lower its cash interest costs through debt refinancing.

7.     Provide High Quality Equipment

Key Energy has committed significant resources to upgrading and improving the efficiency of its equipment.  Since early 2003, nearly 100 rigs have been completely remanufactured.  These rebuilds generally provide safer equipment for the crew, help reduce ongoing operating and maintenance expenses and act as a magnet in the field for attracting employees from other competitors.  For example, the current generation of engines used on its well service rigs reduces fuel usage by up to 75% while significantly increasing engine life.  Key Energy conducts the majority of its repair and refurbishment work in its three company-owned repair facilities.  This enables Key to be less dependent on outside vendors, to lower its costs, and to customize and control the timing of its repairs.  The Company is also reengineering safety devices, introducing fiberglass components and replacing old style braking systems with disc brakes.

E.             Recent Events/Transactions

1.     Michigan Assets Divested for $6.5 Million

Beginning in 2004, the Company has been evaluating strategic alternatives for its Eastern Division.  On May 17, 2005, Key sold its assets in Michigan for $6.5 million in cash. Key will incur a modest loss on the sale; however, the amount of the loss cannot be determined until completion of the Restatement process.  The Company elected to divest the Michigan assets due to its non-strategic location, the nature of the Michigan customer base and the poor performance of the region.  Further, a portion of the equipment that Key possessed was best suited for use in that market, and therefore, it would have been difficult to relocate some of the equipment to other markets. In 2004, the business generated approximately 16,000 rig hours and 36,000 trucking hours. The remaining operations of the Eastern Division are located in the Appalachian Basin.

2.     Mexico Expansion

The Company has pursued business development opportunities in Mexico and has been in discussions with PEMEX for the past year.  The objective has been to demonstrate to PEMEX the value of workover optimization and the technological requirements necessary to make it happen.  The Company believes that its KeyView® system technology is a significant component of workover optimization process and believes that this patented technology may help the Company in its efforts to secure business in Mexico.

3.     Domestic Contract Drilling Business Divested

On January 14, 2005, Key sold the assets of its onshore land drilling operations to Patterson-UTI Energy, Inc. (Nasdaq: PTEN) for approximately $62 million in cash and the retention of approximately $10 million in working capital.  This step refocused the Company on its core businesses of well workovers and ancillary production services in which Key enjoys higher margins and a leading market share.  Key was a niche regional onshore drilling contractor, with approximately 25 active rigs in the Permian Basin, San Juan Basin and Rocky Mountain regions, nine stacked rigs, heavy haul transport vehicles and other related drilling equipment.  Management did not consider drilling to be a core competency. Furthermore, Key’s U.S.-based drilling operations have historically generated lower margins than its other businesses.  Key will retain its land drilling operations in Argentina because it is more integral to its operations in those markets and because the fundamentals of these operations are more favorable.

4.     IROC Growth Initiative

During 2004, Key made progress in its international growth initiative through its relationship with IROC, whereby Key sold IROC ten remanufactured well service rigs in exchange for shares of IROC’s common stock.  IROC is an Alberta-based oilfield services Company that has provided equipment and personnel in the area of downwind air quality monitoring and safety services to the energy sector since 1982.  IROC also now offers service rigs and environmental remediation and abandonment services.  IROC has developed key technologies to address remote air quality monitoring, has designed and deployed new air breathing systems and provides a full line of safety services for drilling, completion, production and plant shut down operations.  Key received approximately 8.2 million shares of IROC shares at a deemed issuance price of $1.12 per share Canadian, which will be treated under equity accounting.  As of July 1, 2005, IROC shares trade at $2.15 per share and are valued at approximately $14 million.

5.     KeyView® System Roll-Out

In late 2003, Key began the deployment of the KeyView® system, which places computers on its well service rigs that enable the Company to capture data from the operations in progress at the well site. Key has placed the KeyView® system on approximately 150 well service rigs so far.  The Company currently charges between $60 - $85 per day for the KeyView® system.  The current strategy in the U.S. market is to continue to deploy the system and is targeting approximately 200 units by the end of the year.

F.             Customer Relationships

Key’s customer base includes major, foreign national, and independent oil and gas companies.  Key Energy has a diversified customer list with no customer accounting for more than 10% of revenue for the twelve months ending December 31, 2004.  Among others, Key’s major customers include Anadarko Petroleum, AERA Energy, BP America, Burlington Resources, Chevron, ConocoPhillips, Devon Energy, ExxonMobil, Oxy, Chesapeake, XTO Energy and Apache.

Major oil companies are exiting domestic onshore basins, as exemplified by sales and pending sales of properties, low level of new investment in existing properties and general international focus.  As such, the large and mid-cap independents are Key’s primary future customers.  These customers are driven by the potential to increase production at attractive costs as they continue to acquire large asset packages from the majors.  Further, these customers tend to increase drilling and workover activity to more fully exploit properties.  Small independents are important to local markets as they are focused on a particular area, and, overall, operate a significant portion of the wells in most markets.  These small independents depend on service companies for expertise and have less access to outside capital.  Accordingly, their activity is more dependent upon commodity prices.

II.            MANAGEMENT AND EMPLOYEE OVERVIEW

A.            Management Biographies

Since mid-2004, Key has made significant changes at its highest levels of management, including CEO, CFO and General Counsel.

On May 1, 2004, the Company announced the appointment of Richard J. Alario as Chief Executive Officer and Director.  Since his appointment, Mr. Alario has made significant changes to the Company’s management team and has refocused the Company to concentrate on its higher performing, core production services.  Among those changes are the following:

Changes in Company

Name	Position	Date
Bill Austin	Senior Vice President and Chief Financial Officer	January 20, 2005
Trey Wilson	Senior Vice President and General Counsel	January 25, 2005
Phil Coyne	Senior Vice President - Eastern Region	April 21, 2004
Kim Clarke	Vice President and Chief People Officer	November 22, 2004

The following table contains current information concerning each of the Company’s executive officers. Together, these seven individuals have over 50 years of combined oilfield services experience.

Executive Officers

Name	Position
Dick Alario	Chairman, President, & CEO
Bill Austin	Senior Vice President & CFO
Trey Wilson	Senior Vice President and General Counsel
Jim Flynt	Senior Vice President - Western Region
Phil Coyne	Senior Vice President - Eastern Region
Steve Richards	Senior Vice President - International
Kim Clarke	Vice President and Chief People Officer

Richard (“Dick”) J. Alario, Chairman, President, and Chief Executive Officer

Effective January 1, 2004, Mr. Alario joined the Company as President and Chief Operating Officer.  On May 1, 2004, Mr. Alario was promoted to Chief Executive Officer and appointed to the board of directors.  Mr. Alario was appointed Chairman of the Board of Directors on August 25, 2004.  Prior to joining the Company, Mr. Alario was employed by BJ Services Company (“BJ Services”), where he served as Vice President from May 2002 when OSCA, Inc. was acquired by BJ Services.  Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently serving as its Executive Vice President.  Mr. Alario received a BA from Louisiana State University in 1976.

William M. (“Bill”) Austin, Senior Vice President and Chief Financial Officer

Mr. Austin joined the Company on January 20, 2005 and serves as Senior Vice President and Chief Financial Officer of the Company.  Mr. Austin served as an advisor, principally in a financial capacity, to the Company for the six months prior to his appointment as CFO.  Prior to joining the Company, Mr. Austin served as Chief Restructuring Officer of Northwestern Corporation from 2003 to 2004.  Mr. Austin served as Chief Executive Officer, U.S. Operations, of Cable & Wireless/Exodus Communications from 2001 to 2002 and as Chief Financial Officer of BMC Software from 1997 to 2001.  Prior to that, Mr. Austin spent nearly six years at McDonnell Douglas Aerospace, a subsidiary of McDonnell Douglas Corporation, serving most recently as Vice President and Chief Financial Officer, and eighteen years at Bankers Trust Company.  Mr. Austin received a BS in Electrical Engineering from Brown University in 1968 and an MBA from Columbia University in 1973.

Newton W. (“Trey”) Wilson III, Senior Vice President and General Counsel

Mr. Wilson is the Company’s Senior Vice President, General Counsel, and Secretary.  Mr. Wilson joined the Company on January 24, 2005.  Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation, which he joined in November 2000.  Prior to joining Forest, Mr. Wilson was a consultant to the oil industry as well as an executive for two energy companies, Union Texas Petroleum and Transco Energy Company.  Mr. Wilson received a BBA from Southern Methodist University in 1972 and a JD from the University of Texas in 1975.

Jim D. Flynt, Senior Vice President - Western Region

Mr. Flynt serves as Senior Vice President – Western Region and has responsibility for Key’s well servicing operations in the Permian Basin, Rocky Mountains and California.  Mr. Flynt joined the Company in September 1998 as the President of the Company’s California Division following the Company’s acquisition of Dawson.  From 1997 to September 1998, Mr. Flynt served as the Regional Vice President of Dawson.  Before joining Dawson, he was Vice President, Area Manager of Pride Petroleum Services, Inc. from January 1996 to February 1997.  From June 1995 to January 1996, he served as District Manager of Pool California Production Service, a subsidiary of Pool Energy Services Co.  From March 1976 to June 1995, he served as Vice President, Operations for California Production Services, Inc.

Phil Coyne, Senior Vice President – Eastern Region

Mr. Coyne became Senior Vice President of Key’s Eastern Region in April 2004.  Mr. Coyne has 28 years experience in the oilfield services industry and began his career as an electric wireline logging engineer.  Before joining Key, Mr. Coyne was Vice President of North America for Owen Oil Tools, an explosive manufacturer and a division of Core Laboratories.  Mr. Coyne is a Vietnam era veteran and was in the Air Force station primarily in Thailand.

Steve A. Richards, Senior Vice President - International

Mr. Richards currently serves as the Company’s Senior Vice President – International.  Mr. Richards became an executive officer of the Company effective March 5, 2003 when he was promoted to Senior Vice President – Drilling and International.  The Company sold its drilling operations in January 2005.  Mr. Richards joined the Company in February 2001 as Vice President of Drilling Operations.  He was promoted to Group Vice President – Drilling and International Operations effective May 2002 and served in that position until March 2003.  Before joining the Company, he served as Senior Vice President – Business Development at Aker Maritime ASA from January 1999 to February 2001.  From August 1998 to December 1998, Mr. Richards served as Vice President of Aker Maritime, Inc.  From July 1997 to July 1998,

he served as President of Maritime Hydraulics U.S., Inc.  From December 1996 to June 1997, Mr. Richards served as Vice President of Nabors Drilling USA, Inc.  Mr. Richards holds a BS in Petroleum Engineering from the University of Oklahoma.

Kim B. Clarke, Vice President and Chief People Officer

Ms. Clarke joined the Company on November 22, 2004 as Vice President and Chief People Officer.  Ms. Clarke brings extensive experience to the Company in all areas of Human Resources, having managed workforce issues for as many as 30,000 employees worldwide.  She previously served as Vice President of Human Resources for GC Services from 1999 to 2004. Prior to that she served in a number of senior level Human Resource roles for Browning-Ferris Industries (BFI) from 1988 to 1997 and as Vice President Human Resources from 1997 to 1999.  Ms. Clarke’s 25 years of work experience also includes industry experience with Baker Service Tools and National Oilwell.  Ms. Clarke holds a Bachelor of Science Degree from the University of Houston.

B.            Employees

At December 31, 2004, Key employed approximately 7,643 persons (approximately 7,414 employees in its well servicing and contract drilling businesses and approximately 229 employees on its corporate staff).  The contract drilling business, which was sold on January 15, 2005, had approximately 595 employees at December 31, 2004.  Key’s domestic employees are not represented by a labor union and are not covered by collective bargaining agreements; however, many of the field employees in Argentina are represented by unions. Key has not experienced any material work stoppages associated with labor disputes or grievances and considers its relations with its employees to be satisfactory.   Key has historically experienced an annual employee turnover rate of over 50%. The high turnover rate is caused by the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with Key.

III.           INDUSTRY OVERVIEW

A.            General Industry Overview

Though well servicing is largely unknown outside the oilfield sector, it is a critical component in the oilfield service value chain.  Following drilling a successful well, well service rigs are used in almost all other operations of an oil or gas well site.  The chart below illustrates the many functions of a well service rig throughout the life of a producing well.  Once a new well is drilled and deemed successful, a well service rig is typically required to perform the completion services.  Thereafter, the service rig is needed for ongoing repair and maintenance work.  Typically, oil wells require annual maintenance while gas wells require maintenance every 18-24 months.  Additionally, as production naturally declines over time, producers will often perform a “workover” which helps stimulate production.  This can include extending a well, re-completing into a new zone or even drilling horizontally from an existing well bore.  Finally, at the end of the useful life of a well, a well service rig is needed to perform the plugging and abandonment services.

The Typical Well

Oilfield services industry fundamentals are affected by several factors, including supply and demand conditions for oil and gas which impacts commodity prices and production-related capital expenditures by oil and gas companies.

Oilfield equipment and servicing companies provide products and services to the oil industry for use in drilling, evaluating and completing oil and gas wells and for improving the production of petroleum and natural gas from existing wells.  The oilfield services sector offers a wide range of services, each with its own complement of leading providers, several of which are active in many different markets.  Some of the services offered include: well cementing and stimulation services, which protect a well and its surroundings once drilled and aid oil or gas flow into the well; wireline services, or logging, which measure the physical properties of underground formations to aid in determining the locations and producible quantities of oil and gas; measurement while drilling, a system which measures conditions that occur at the bottom of the hole and immediately transmit this data to the surface; enhanced recovery processes, which recover oil from a reservoir after primary and secondary methods have been exhausted;

horizontal drilling, which allows several wells to be drilled from a single structure; and seismic imaging and analysis.

B.            Commodity Price Effects on Industry

Demand for services offered by the industry is a function of customers’ willingness to make capital expenditures to explore for, develop and produce hydrocarbons in the U.S., which in turn is affected by current and expected levels of oil and gas prices.  The following industry statistics illustrate the growing spending dynamic in the U.S. oil and gas sector:

•              As oil and gas prices have rebounded, total expenditures for all U.S. exploration and production activities (including offshore activities that Key Energy does not serve) have increased to an estimated $56 billion in 2003 and $62 billion in 2004 and are expected to reach $66 billion in 2005, according to Oil & Gas Journal in April 2005

•              A survey of 16 U.S. major integrated and 102 independent oil and gas companies by World Oil Magazine projects the U.S. drilling activity in 2005 to be skewed more towards independent players, as the number of wells drilled by the major producers in 2005 is expected to increase 19.4%, whereas independent companies, which represent over 90% of revenue, are expected to drill almost 50% more wells in 2005 than in 2004.  This trend is primarily driven by the increased acquisitions of proved oil and gas properties by independent producers.  When these types of properties are acquired, purchasers typically intensify drilling, workover and well maintenance activities to accelerate production from the newly acquired reserves

Increased expenditures for exploration and production activities generally involve the deployment of more drilling and well servicing rigs, which often serves as an indicator of demand for Key Energy’s services.  Rising oil and gas prices since early 1999 and the corresponding increase in onshore oil exploration and production spending have led to expanded drilling and well service activity, as the U.S. land-based drilling rig count and U.S. land-based workover rig count increased approximately 36% and 13%, respectively, from year-end 2002 to year-end 2003, and 11% and 10%, respectively, from year-end 2003 to year-end 2004, according to Baker Hughes.

Exploration and production spending is generally categorized as either an operating expenditure or a capital expenditure.  Activities designed to add hydrocarbon reserves are classified as capital expenditures, while those associated with maintaining or accelerating production are categorized as operating expenditures.

Capital expenditure spending tends to be relatively sensitive to volatility in oil or gas prices because project decisions are tied to a return on investment spanning a number of years.  As such, capital expenditure economics often require the use of commodity price forecasts which may prove inaccurate in the short amount of time required to plan and execute a capital expenditure project (such as the drilling of a deep well).  When commodity prices are depressed for even a short period of time, capital expenditure projects are routinely deferred until prices return to an acceptable level.

In contrast, both mandatory and discretionary operating expenditures are substantially more stable than exploration and drilling expenditures.  Mandatory operating expenditure projects involve activities that cannot be avoided in the short term, such as regulatory compliance, safety, contractual obligations and projects to maintain the well and related infrastructure in operating condition (for example, repairs to a central tank battery, downhole pump, saltwater disposal system or gathering system).  Discretionary operating expenditure projects may not be critical to the short-term viability of a lease or field but these projects are relatively insensitive to commodity price volatility.  Discretionary operating expenditure work is evaluated according to a simple short-term payout criterion which is far less dependent on commodity price forecasts.

Key Energy’s business is influenced substantially by both operating and capital expenditures by oil and gas companies.  Because existing oil and gas wells require ongoing spending to maintain production, expenditures by oil and gas companies for the maintenance of existing wells are relatively stable and predictable compared to exploration and drilling expenditures.  In contrast, capital expenditures by oil and gas companies for drilling are more directly influenced by current and expected oil and gas prices and generally reflect the volatility of commodity price.